                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                                 BIOMATRIX, INC.
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


       ----------------------------------------------------------------------
    4) Proposed maximum aggregate value of transaction:


       ----------------------------------------------------------------------

    5) Total fee paid:


       ----------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                 BIOMATRIX, INC.
                               65 Railroad Avenue
                             Ridgefield, N.J. 07657
                                 (201) 945-9550



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             To Be Held May 27, 1999



         Notice is hereby given that the Annual Meeting of Shareholders of Biomatrix, Inc. will be held at the Corporate Headquarters of the Company, 65 Railroad Avenue, Ridgefield, NJ 07657, on Thursday, May 27, 1999 at 10:00 A.M., local time, for the following purposes:

         (1)  To elect two (2) directors, each to hold three-year terms.

         (2) To ratify an amendment of the Company's 1994 Stock Option Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 2,500,000 to 3,000,000 shares, thereby making 2,037,680 shares of Common Stock available for issuance upon exercise of currently outstanding options or options that may be granted under such plan.

         (3) To ratify an amendment of the Company's 1997 Restricted Stock Plan to increase the number of shares of Common Stock authorized for issuance under the plan from 500,000 to 1,000,000 shares, thereby making 528,000 shares of Common Stock available for issuance under such plan.

         (4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on Thursday, April 1, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

         All shareholders are cordially invited to attend the meeting.

By Order of the Board of Directors,


/s/ Endre A. Balazs
----------------------------
Endre A. Balazs, M.D.
Chief Executive Officer and
Chief Scientific Officer

Ridgefield, New Jersey
April 15, 1999


         The Company's 1998 Annual Report and Annual Report on Form 10-K accompany the Proxy Statement.

                                 BIOMATRIX, INC.
                               65 Railroad Avenue
                             Ridgefield, N.J. 07657



                                 PROXY STATEMENT

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Biomatrix, Inc. (the "Company") for use at the Annual Meeting of the Shareholders of the Company (the "Meeting") to be held at the Corporate Headquarters of the Company, 65 Railroad Avenue, Ridgefield, NJ 07657, at 10:00 A.M., local time, on Thursday, May 27, 1999 and at any adjournment thereof, for the purposes set forth in the foregoing notice (the "Notice").

         The close of business on Thursday, April 1, 1999 has been established as the record date for determining the shareholders entitled to the Notice of and to vote at the Meeting and at any adjournment thereof. As of the record date, there were issued and outstanding and entitled to vote 11,456,061 shares of common stock of the Company, par value $.0001 per share (the "Common Stock"). Holders of shares of the Common Stock are entitled to one vote for each share owned at the record date on all matters to come before the Meeting and any adjournment thereof. The presence in person or by proxy of holders of a majority of the shares of the Common Stock entitled to vote at the Meeting constitutes a quorum for the transaction of business. The mailing of this Proxy Statement to the shareholders of the Company was commenced on or about April 15, 1999.

         On April 6, 1999 the Company announced a two-for-one stock split in the form of a 100% stock dividend. The record date for the stock dividend is April 16, 1999 and the distribution date is expected to be on or about April 23, 1999. The historical share numbers in this proxy statement and the accompanying Annual Report and Form 10-K have not been adjusted to reflect the stock dividend.

         Proxies in the form enclosed are solicited by the Board of the Company. All proxies will be voted in accordance with the instructions contained therein. If no choice is specified, the proxies will be voted in favor of such proposals and at the discretion of the named proxies with respect to any other proposals which may properly come before the Meeting. Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Meeting; if not so revoked, the shares represented by such proxy will be voted.

         If, in a proxy submitted on behalf of a shareholder by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to one or more proposals, then such proxies will be counted as present for establishing a quorum at the meeting but such "non-votes" will have no effect on the voting with respect to such proposal. Proxies submitted with abstentions as to one or more proposals will be counted as present for purposes of proposals, and such abstentions will have the effect of a vote against such proposals.

         The Board does not know of any matters which will be brought before the Meeting other than those matters specifically set forth in the Notice. However, if any other matter properly comes before the Meeting, it is intended that the persons named in the enclosed form of proxy, or their substitutes acting thereunder, will vote on such matter in accordance with their best judgment.

            STOCK OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

         The following table sets forth, as of April 1, 1999, the ownership of the Company's Common Stock held by: (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock;
(ii) each director, each nominee for election as a director and each named executive officer of the Company; and (iii) all of the Company's executive officers and directors as a group. As of such date, the Company had 11,456,061 shares of Common Stock outstanding. The number of shares and the percentage beneficially owned by the persons named in the table and by all executive officers and directors as a group are presented in accordance with Rule 13d-3 of the Securities Exchange Act of 1934 and include, in addition to shares issued and outstanding, unissued shares which are issuable upon exercise of options within 60 days of April 1, 1999.

                                                                                   Beneficial Ownership
                                                                                   --------------------
                                                                             Number of
                                                                             Shares(1)               Percent
                                                                             ---------               -------
      Endre A. Balazs, M.D.............................................      2,030,657 (2)              17.7
      Janet L. Denlinger, Ph.D.........................................      1,350,547 (3)              11.8
      Rory B. Riggs....................................................        873,000 (4)               7.6
      H. Stuart Campbell...............................................         98,914 (5)                 *
      Justin P. Morreale...............................................         55,000 (6)                 *
      Maxine Seifert...................................................         35,000 (7)                 *
      Donald Woodhouse.................................................         25,900 (8)                 *
      Julius A. Vida, Ph.D.............................................         12,000 (9)                 *
      Kurt Mark........................................................          9,333 (10)                *

      All executive officers and directors as a group (12 persons).....      4,545,451 (11)             39.7

      Gardner Lewis Asset Management...................................        846,000 (12)              7.4
      American Century Investment Management, Inc......................        788,100 (13)              6.9
      FMR Corporation..................................................      1,065,800 (14)              9.3

--------------
  * Less than 1%

(1) Unless otherwise indicated in these footnotes, each Shareholder has sole voting and investment power with respect to the shares beneficially owned.
(2) Excludes 1,340,797 shares of Common Stock and 9,750 shares of Common Stock subject to exercisable options held by Dr. Denlinger, as to which shares Dr. Balazs disclaims beneficial ownership. Includes 181,078 shares of Common Stock for which Dr. Balazs acts as trustee and has voting power but disclaims beneficial ownership. The address of such person is 65 Railroad Avenue, Ridgefield, N.J. 07657.
(3) Excludes 2,030,657 shares held by Dr. Balazs, as to which shares Dr. Denlinger disclaims beneficial ownership. Includes 359,040 shares of Common Stock for which Dr. Denlinger acts as trustee and has voting power but disclaims beneficial ownership. Includes 9,750 shares of Common Stock subject to issuance upon exercise of options within 60 days of April 1, 1999. The address of such person is 65 Railroad Avenue, Ridgefield, N.J. 07657.
(4)   The address of such person is 65 Railroad Avenue, Ridgefield, NJ 07657.
(5) Includes 25,000 shares of Common Stock subject to issuance upon exercise of options within 60 days of April 1, 1999. Excludes 9,836 shares of Common Stock owned by Mr. Campbell's wife, as to which shares Mr. Campbell disclaims beneficial ownership.
(6) Excludes 1,000 shares of Common Stock owned by Mr. Morreale's wife, as to which shares Mr. Morreale disclaims beneficial ownership.
(7) Includes 5,000 shares of Common Stock subject to issuance upon exercise of options within 60 days of April 1, 1999.
(8) Includes 10,750 shares of Common Stock subject to issuance upon exercise of options within 60 days of April 1, 1999. Excludes 300 shares of Common Stock owned by Mr. Woodhouse's daughter as to which shares Mr. Woodhouse disclaims beneficial ownership.
(9) Represents shares of Common Stock subject to issuance upon exercise of options within 60 days of April 1, 1999. Excludes 841 shares of Common Stock owned by Dr. Vida's wife and children as to which shares Dr. Vida disclaims beneficial ownership.
(10) Represents shares of Common Stock subject to issuance upon exercise of options within 60 days of April 1, 1999.

(11) Includes 126,933 shares of Common Stock subject to issuance upon exercise of options within 60 days of April 1, 1999.
(12) Based on Schedule 13G filings which depicted beneficial ownership as of December 31, 1998. The address of such person is 285 Wilmington-West Chester Pike, Chadds Ford, PA 19317.
(13) Based on Schedule 13G filings which depicted beneficial ownership as of December 31, 1998. The address of such person is 4500 Main Street, PO Box 418210, Kansas City, MO 64141-9210.
(14) Based on Schedule 13G filings which depicted beneficial ownership as of December 31, 1998. The address of such person is 82 Devonshire Street, Boston, MA 02109.

                              ELECTION OF DIRECTORS

         Two directors will be elected to a three-year term at the Meeting. Pursuant to the Company's Certificate of Incorporation, the Board is divided into three classes of directors, as nearly equal in number as possible, with each director serving a three-year term. Each year only one class of directors is elected by the Shareholders. The members of Class 1 are Endre A. Balazs, M.D. and Kurt Mark; of Class 2 are Janet L. Denlinger, Ph.D. and Julius A. Vida, Ph.D.; and of Class 3 are H. Stuart Campbell, Rory B. Riggs and Justin P. Morreale, Esq., who will serve until the annual Shareholders' meetings of the Company to be held in 2001, 1999 and 2000, respectively.

         Janet L. Denlinger, Ph.D. and Julius A. Vida, Ph.D. are the nominees for election to the Board at the Meeting. Drs. Denlinger and Vida, if elected, will hold office until the annual meeting in 2002 and until their successors are duly elected and qualified. The affirmative vote of a plurality of the shares of the Common Stock present or represented at the Meeting and entitled to vote is required for the election of the Class 2 Directors. Unless otherwise instructed, the persons named in the accompanying proxy will vote "FOR" the election of Janet L. Denlinger, Ph.D. and Julius A. Vida, Ph.D. as Class 2 Directors.

         The following table sets forth the name of each director and nominee for director and the positions and offices held by them, their age and the year in which they became a director of the Company.

      Name and Principal Occupation                                                  Age        Director Since
      -----------------------------                                                  ---        --------------
      Endre A. Balazs, M.D.........................................................   79            1981
         Chief Executive Officer and Chief Scientific Officer of the Company
      H. Stuart Campbell...........................................................   69            1983
         Vice President of Highland Packaging Labs, Inc.
      Janet L. Denlinger, Ph.D. (1)................................................   53            1981
         Executive Vice President of the Company
      Kurt Mark ...................................................................   69            1987
         Partner of Law Firm Vinge
      Justin P. Morreale, Esq. ....................................................   57            1997
          Partner, Bingham Dana LLP
      Rory B. Riggs................................................................   45            1990
         President of the Company
      Julius A. Vida, Ph.D. (1)....................................................   69            1993
         President of Vida International Pharmaceutical Consultants

      ----------------
         (1) A nominee for election to the Board of Directors.

Background of Directors and Nominees for Director

         Endre A. Balazs, M.D., a co-founder of the Company, became Chief Executive Officer and Chief Scientific Officer of the Company in February 1987, having served as President from inception of the Company until that time. He also served as a Director of the Company since its inception to the present. He is the Malcolm P. Aldrich Research Professor Emeritus at the College of Physicians and Surgeons, Columbia University. Prior to joining Columbia in 1975, he taught at Harvard Medical School for 25 years, during which time he was also co-founder, research director and President of the Retina Foundation and the Boston Biomedical Research Institute. From 1968 to 1978, Dr. Balazs was President and owner of Biotrics, Inc., which developed and manufactured the first hyaluronan therapeutic products used in medicine. He is the author of more than 300 scientific articles and patents. Dr. Balazs received an M.D. from the University of Budapest, Hungary. He is married to Dr. Denlinger.

         H. Stuart Campbell has been Chairman of the Board of the Company since 1983. For 22 years prior to his association with the Company he held various marketing and executive positions at Johnson & Johnson, having retired in 1982 as Company Group Chairman of the Ethicon business of that corporation. Currently, Mr. Campbell is the owner of Highland Packaging Labs, Inc. and also a director of Atrix Laboratories, Inc. and Mesa Laboratories, Inc. He is a graduate of Cornell University and the Advanced Management Program of the Harvard University Graduate School of Business Administration.

         Janet L. Denlinger, Ph.D., a co-founder of the Company, has been Executive Vice President of the Company since 1989 and a Vice President and Director of the Company since its inception. She was a research associate of Dr. Balazs for 20 years at the Boston Biomedical Research Institute and then at the Department of Ophthalmology, College of Physicians and Surgeons, Columbia University. She is the author of numerous publications in physiology, biochemistry, biological activity and metabolism of hyaluronan. Dr. Denlinger received a Ph.D. in biochemistry from the University of Lille, France. She is married to Dr. Balazs.

         Kurt Mark has been a Director of the Company since June 1987 and has served as an advisor to the Company since 1985. He served on the Board of Directors of Pharmacia AB from 1974 to 1984, and was Chairman from 1978 to 1984. Mr. Mark is a senior partner of the law firm Vinge, with principal offices in Goteborg, Sweden and Paris, France. Mr. Mark is Chairman of the Boards of Elof Hansson AB and Elof Hansson, Inc. (New York), the Lundberg Research Foundation and the Elof Hansson Foundation. He received a law degree from the University of Uppsala, Sweden.

         Justin P. Morreale, Esq., has been a Director of the Company since May 1997. Mr. Morreale has been a partner of Bingham Dana LLP, a law firm based in Boston, Massachusetts, since 1975. Mr. Morreale has acted as counsel to the Company since its formation and served as Secretary of the Company from that time until July 1998. Mr. Morreale is a graduate of Syracuse University and Harvard Law School.

         Rory B. Riggs was elected President of the Company on April 1, 1996 and served as the acting Chief Financial Officer from September 1996 to January 1998. He has been a Director of the Company since October 1990. Since 1991, he has been affiliated with ITIM Corp. and Pharmaceutical Partners LLC, investment advisory and venture capital firms specializing in pharmaceutical and biotechnology investments. From 1991 to 1994, he was acting President and Chief Executive Officer of RF&P Corporation, a company wholly owned by the Virginia Retirement System. Until 1990, Mr. Riggs was a Managing Director in the Mergers and Acquisitions Department at PaineWebber Incorporated, where he was employed for more than nine years. He is a graduate of Middlebury College and Columbia University's Graduate School of Business. Mr. Riggs is a member of the Board of Directors of Spartan, Inc. and FibroGen, Inc.

         Julius A. Vida, Ph.D., has been a Director since April 1993. He is President of Vida International Pharmaceutical Consultants and is a consultant to several pharmaceutical and biotechnology companies. He was formerly the Vice President, Business Development, Licensing and Strategic Planning for Bristol-Myers Squibb Co. His background includes establishment of international businesses in new pharmaceutical therapeutic areas, modernizing portfolios by in-licensing innovative new products and developing contacts with the private sector as well as academia and international government agencies. Dr. Vida received his Ph.D. from Carnegie Mellon University, his M.B.A. from Columbia University in New York and was a post-doctoral research fellow at Harvard University. He has held R & D positions at Merck and Kendall/Colgate Company, and is the holder of over 30 U.S. patents, author of 35 scientific publications and 20 books or chapters. Dr. Vida is a member of the Board of Directors of Medarex, Inc., FibroGen, Inc., SuperGen, Inc. and Orphan Medical.

Compensation of Directors

         Each Director who is not an employee of the Company is entitled to receive a Director's fee of $300 per meeting. All Directors are reimbursed for expenses incurred in attending meetings of the Board.

         In accordance with the Company's Non-Employee Director Stock Option Plan (the "Director Plan"), non-employee Directors are entitled to receive stock options, at fair market value. Historically, non-employee Directors were given grants upon their election or re-election to the Board of Directors that vested over their three-year term. Beginning with the 1999 Annual Meeting, upon initial election or re-election to the Board of Directors and annually thereafter, a non-employee Director will receive a grant of 5,000 options which will vest immediately on the date of the Company's annual meeting, or in lieu thereof, may purchase an equal number of shares of restricted stock under the Company's Restricted Stock Plan, at a price equal to the fair market value.

Meetings of the Board of Directors and Committees

         During the fiscal year ended December 31, 1998, the Board held four meetings. Each Director attended at least 75% of the aggregate of the total number of such meetings of the Board and the total number of meetings held by all committees on which the individual Director served while a member of the Board.

         During 1998, the members of the Audit Committee were Messrs. Campbell and Morreale and Dr. Vida. Responsibilities of this committee include engagement of independent auditors, review of audit fees, supervision of matters relating to audit functions, review and setting of internal policies and procedures regarding audits, accounting and other financial controls, and reviewing related party transactions. During 1998, the Audit Committee met one time.

         During 1998, the members of the Compensation Committee were Messrs. Campbell, Mark and Morreale and Dr. Vida. Responsibilities of this committee include approval of remuneration arrangements for the officers of the Company, review and approval of compensation plans and other benefits relating to the officers and Directors, and general review of the Company's employee compensation policies. During 1998, the Compensation Committee met one time.

         The Board does not have a standing nominating committee.

Executive Compensation

         Summary Compensation Table. The following table sets forth certain compensation information for each of the Company's last three fiscal years with respect to (i) the Company's Chief Executive Officer and (ii) each of the Company's four other most highly compensated executive officers based on salary and bonus earned during fiscal 1998. The Company maintains a 401(k) retirement savings plan for all of its employees, including its executive officers.

                                                                              Long Term
                                                                             Compensation
                                                Annual Compensation      ---------------------
                                              -------------------------- Securities Underlying       All Other
Name and Principal Position       Year        Salary($)     Bonus ($)(1)     Options (#)        Compensation ($)(2)
---------------------------       ----        ---------    -------------     -----------        -------------------
Endre A. Balazs, M.D.,            1998          204,514                -               -                  250
   CEO and CSO                    1997          194,775                -               -                  250
                                  1996          183,750                -               -                  250

Rory B. Riggs,                    1998          172,144           17,214               -                  250
   President                      1997          148,400           29,680          10,000(4)                 -
                                  1996          100,692(3)        14,000               -                    -

Janet L. Denlinger, Ph.D.,        1998          179,595           17,960               -                  250
   Executive Vice President       1997          156,170           31,234          10,000(4)               250
                                  1996          147,330           14,733           5,000                  250

Donald Woodhouse,                 1998          160,000           16,000               -                  250
   Vice President, Manufacturing  1997          140,418           14,042          15,000                  250
                                  1996          132,470           13,247           5,000                  250

Maxine Seifert, (5)               1998          160,000           16,000          40,000                    -
   Chief Financial Officer

-----------------------
(1) Represents bonus earned during the fiscal year. In some instances all or a portion of the bonus was paid during the next fiscal year.
(2) Amounts presented represent the Company's matching contributions under the Company's 401(k) Plan.
(3)   Mr. Riggs became President of the Company on April 2, 1996.
(4)   Such option grants were cancelled on March 31, 1998.
(5)   Ms. Seifert became Chief Financial Officer on January 5, 1998.

         Option Grants and Exercises in Fiscal Year 1998. The following tables summarize option grants and exercises during fiscal 1998 to or by the executive officers named in the Summary Compensation Table. In accordance with Securities and Exchange Commission rules, also shown are the hypothetical gains or "option spreads", on a pre-tax basis, that would exist for the respective options. These gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                        OPTION GRANTS IN FISCAL YEAR 1998

                                                                                                  Potential
                                                                                                  Realizable
                                                    Individual Grants                          Value at Assumed
                         -----------------------------------------------------------------      Annual Rates of
                          Securities         Percent of                                           Stock Price
                          Underlying        Total Options                                         Appreciation
                            Options          Granted to          Exercise                       For Option Term
                            Granted           Employees           Price      Expiration    -------------------------
         Name               (#)(1)       In Fiscal Year (%)       ($/Sh)         Date        5% ($)       10% ($)
         ----            -------------- ---------------------- ------------ -------------- ------------ ------------
Endre A. Balazs                   -               -                   -              -             -             -

Rory B. Riggs                     -               -                   -              -             -             -

Janet L. Denlinger                -               -                   -              -             -             -

Maxine Seifert               10,000 (2)         2.7%             $11.25 (4)     1/5/08       346,383       584,981
                             30,000 (3)         8.2%             $33.00         6/2/08       622,606     1,577,805
Donald Woodhouse                  -               -                   -              -             -             -

-----------------
(1) All grants are under the Company's 1994 Stock Option Plan, as amended. Such Options are not transferable, other than by will or by the laws of descent and distribution.
(2) Options will become exercisable at a rate of 50% per year for the first two years.
(3) Options will become exercisable at a rate of 20% per year for the first three years and 40% in the fourth year.
(4) The fair market value of the Company's common stock on the date of grant was $29.58.


                 AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998
                        AND FISCAL YEAR-END OPTION VALUES

                                                                Securities             Value of Unexercised
                                                          Underlying Unexercised           In the Money
                        Shares                                  Options at                  Options at
                      Acquired On       Value               Fiscal Year-End(#)        Fiscal Year-End ($)(2)
Name                 Exercise (#)   Realized($)(1)      Exercisable/Unexercisable    Exercisable/Unexercisable
----                 -------------  --------------      -------------------------    -------------------------
Endre A. Balazs                 -                -               -   / -                     -  /  -
Rory B. Riggs                   -                -               -   / -                     -  /  -
Janet L. Denlinger              -                -           8,500   /  6,500          419,188  /    312,187
Maxine Seifert                  -                -               -   / 40,000                -  /  1,227,500
Donald Woodhouse           10,000          277,500           8,500   / 16,500          382,500  /    687,500

-------------
(1) Value is calculated based on the difference between the option price and the market price of the Common Stock on the date of exercise multiplied by the number of shares to which the exercise relates.
(2) Value is calculated based on the difference between the option exercise price and the market price of the Common Stock on December 31, 1998 ($58.25) multiplied by the number of shares to which the option relates.

Executive Employment Agreements

                  The Company entered into an employment agreement, as of December 30, 1988, with Dr. Balazs which, as amended, provides for compensation at an annual rate to be determined by the Compensation Committee. The Compensation Committee set Dr. Balazs' salary for 1998 at $204,514. Dr. Balazs declined salary increases in 1994 and 1995 and accepted 5%, 6%, and 5% salary increases in 1996, 1997 and 1998, respectively. The agreement includes a covenant not to compete with the Company during his employment and for a period up to eighteen months thereafter. This agreement is terminable at any time by either party.

         The Company entered into an employment agreement with Mr. Riggs as of April 2, 1996, pursuant to which Mr. Riggs is to serve as President of the Company. This agreement is terminable by either party upon thirty days notice. Under the employment agreement, Mr. Riggs is to receive an annual base salary of at least $140,000 and is eligible to receive an annual performance bonus and salary increase upon the recommendation of the Company's Chief Executive Officer and at the discretion of the Compensation Committee. Additionally, in connection with Mr. Riggs' becoming President of the Company, Mr. Riggs purchased 200,000 shares of the Company's Common Stock on April 2, 1996 at a price of $12.25 per share, such price representing the fair market value. Mr. Riggs paid for such shares by issuing the Company a four year promissory note in the amount of $2,450,000 which was payable over a four year period with an annual interest rate of 6%. In July 1998 Mr. Riggs' repaid the note, plus accrued interest, in full.

Certain Transactions

         Certain of the Company's Executive Officers and Directors have purchased shares of Common Stock pursuant to the Company's 1997 Restricted Stock Plan, as administered by the Compensation Committee of the Board of Directors. All such purchases of Common Stock, with the exception of the 5,000 shares sold to each of Dr. Denlinger and Mr. Riggs on May 29, 1997 noted below, have been at fair market value on the date of purchase. In addition, all such purchases have been made in cash or have been subject to ten year, full recourse, interest bearing notes. The following purchases have occurred since the inception of the 1997 Restricted Stock Plan:

       o On May 29, 1997, the Company sold 6,000 shares of Common Stock to each of Dr. Janet L. Denlinger, Mr. Rory B. Riggs and Justin P. Morreale, Esq. at a purchase price of $15.875 per share, such price representing the fair market value. The Company also sold an additional 5,000 shares of Common Stock to each of Dr. Denlinger and Mr. Riggs at a purchase price of $11.25 per share. Both officers recognized a gain on this transaction based on the fair market value of $15.875 per share as of May 28, 1997. The Company recognized compensation expense of $46,250 in its consolidated financial statements. The related promissory notes incur simple interest at an annual rate of 7.18%.

       o On June 30, 1997, the Company sold 35,000 shares of Common Stock to each of Drs. Balazs and Denlinger and Mr. Riggs. Such shares were sold at a purchase price of $18.00 per share, such price representing the fair market value. Drs. Balazs and Denlinger and Mr. Riggs purchased the shares with cash.

       o On January 5, 1998, the Company sold 30,000 shares of Common Stock to Maxine Seifert at a purchase price of $29.625 per share, such price representing the fair market value. The related promissory note incurs simple interest at an annual rate of 6.13%.

       o On March 31, 1998, the Company sold 10,000 shares of Common Stock to each of Dr. Denlinger and Mr. Riggs at a purchase price of $28.00 per share, such price representing the fair market value. The related promissory notes incur simple interest at an annual rate of 5.91%.

       o On April 29, 1998, the Company sold 29,000 and 24,000 shares of Common Stock to each of Mr. Stuart Campbell and Justin P. Morreale, Esq., respectively, at a purchase price of $30.875 per share, such price representing the fair market value.
              The related promissory notes incur simple interest at an annual rate of 5.98%.

       o On June 16, 1998, the Company sold 200,000 shares of Common Stock to Mr. Riggs at a purchase price of $33.50 per share, such price representing the fair market value. The related promissory note incurs simple interest at an annual rate of 6.02%.

       o On March 17, 1999, the Company sold 12,000 shares of the Company's Common Stock to each of Drs. Balazs and Denlinger and Mr. Riggs at a purchase price of $67.875 per share, such price representing the fair market value. The related promissory notes incur simple interest at an annual rate of 5.30%.

         On April 29, 1998, the Company granted options to purchase 32,000 and 48,000 shares of common stock to Mr. Kurt Mark and Dr. Julius A. Vida, respectively, at a purchase price of $30.875 per share, such price representing the fair market value.

         Mr. Morreale is a partner of the law firm Bingham Dana LLP, which is general counsel to the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board (the "Committee") is pleased to present its report on 1998 executive compensation. This Committee report documents the components of the Company's executive officer compensation programs administered by the Committee and describes the basis on which compensation determinations were made by the Committee with respect to the executive officers of the Company. The Committee is responsible for the determination of all compensation components for the executive officers of the Company, including the Chief Executive Officer.

Compensation Philosophy and Overall Objectives of Executive Compensation
Programs

         It is the philosophy of the Company to ensure that executive compensation be directly linked to both corporate and individual performance. The following objectives have been adopted by the Committee as guidelines for compensation decisions:

       o Provide a competitive total compensation package that enables the Company to attract and retain key executives.
       o Provide variable compensation opportunities that are linked with individual executive officer performance toward objectives of the Company and that align executive officer remuneration with the interests of shareholders.
       o Achieve a balance in the compensation paid to a particular individual and the compensation paid to other executives and employees both inside the Company and at comparable companies.

Compensation Program Components

         The Committee has reviewed the Company's compensation program to ensure that the overall program is competitive and reflects the performance of the executive officers and the Company. The particular elements of the compensation program are further explained below. Corporate performance is evaluated by reviewing the extent to which strategic and operational goals are met. Individual performance is evaluated by reviewing attainment of specific individual objectives and the degree to which teamwork and company values are fostered.

         Base Salary. Base salary levels for the executive officers are targeted to be moderate in relation to salaries commanded by those in similar positions with other companies. In fiscal 1998, the Committee adjusted the level of certain executive officers' base salaries to achieve a balance in the compensation paid relative to other executives in the Company.

         Bonuses. The Company's officers are eligible to receive cash bonuses at the discretion of the Committee based primarily on the attainment of certain enumerated individual goals and corporate objectives and the officers' contributions to the Company.

         Stock Option Program. Stock options are used by the Company to provide competitive total compensation packages to executives and are important because total salary and bonus amounts paid to executive officers are considered moderate in comparison to companies of similar size and complexity to the Company. The Committee believes that stock options have been and remain an excellent vehicle for the Company to compensate its employees. Because the option exercise price for the employee is generally the fair market value of the stock on the date of grant, employees recognize a gain only if the value of the Company's stock increases. Thus, employees with stock options are rewarded for their efforts to improve long-term stock market performance of the Company when that improved performance results in improved stock prices. In this way, the financial interests of management are directly aligned with those of the Company's shareholders.

         Restricted Stock Program. In 1997 the Company adopted the Restricted Stock Plan to enable the Company to grant or sell restricted stock to certain employees, directors, consultants and advisers of the Company and any of its subsidiaries. The Committee believes that the Restricted Stock Plan has been an excellent method of increasing stock ownership by certain officers and directors. Because the purchase price for the officer or director is generally the fair market value of the stock on the date of purchase, the officer or director recognizes a gain only if the value of the Company's stock increases. Thus, the officers and directors who purchased common stock through the restricted plan are rewarded for their efforts to improve long-term stock market performance of the Company when that improved performance results in improved stock prices. In this way, the financial interests of management are directly aligned with those of the Company's shareholders. Also, share ownership gives the officers and directors a greater personal stake in the Company. In 1998, the Compensation Committee approved the purchase of restricted shares under the Restricted Stock Plan by several officers and directors (see Certain Transactions).

         Discussion of 1998 Compensation for the Chief Executive Officer. In considering the compensation for the Chief Executive Officer for fiscal year 1998, the Committee reviewed Dr. Balazs' existing compensation arrangements and both Company and individual performance. The employment agreement between the Company and Dr. Balazs was originally structured to provide him with a competitive base salary. However, Dr. Balazs declined salary increases in 1994 and 1995, declined cash bonuses for the past eight years, and has never accepted a stock option grant. Dr. Balazs' salary for 1998 was $204,514. The Committee believes that Dr. Balazs' compensation is below that of other Chief Executive Officers in similar companies.

         Summary. After its review of all existing programs, the Committee continues to believe that the total compensation program for the executive officers, as a group, is competitive with the compensation programs provided by other corporations with which the Company competes for executive talent. The Committee believes that any variable compensation will be appropriately related to corporate and individual performance, yielding awards that are directly linked to the attainment of objectives of the officers and of the Company.

         Section 162(m) of the Internal Revenue Code limits the tax deduction to $1 million for compensation paid to certain executives of public companies. The Committee has considered these requirements and believes that the Company's 1994 Stock Option Plan meets the requirement that it be "performance based" and, therefore, exempt from the limitations on deductibility. Historically, the combined salaries and bonuses of the Company's officers have been well under the $1 million limit. The Committee's present intention is to comply with Section 162(m) unless the Committee feels that such compliance would not be in the best interest of the Company or its shareholders.


                Compensation Committee of the Board of Directors

                               H. Stuart Campbell
                              Julius A. Vida, Ph.D.
                                    Kurt Mark
                            Justin P. Morreale, Esq.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      Justin P. Morreale, Esq., is a member of the Compensation Committee and is also a partner in the law firm of Bingham Dana LLP, which serves as general counsel to the Company. The Company believes that the terms and conditions of its relationship with Bingham Dana LLP are as favorable as those that could have been obtained with third party entities.

                      SHAREHOLDER RETURN PERFORMANCE GRAPH

      The following graph compares the performance of the Company's Common Stock to the S&P 500 Index (US Companies) and to the S&P Healthcare Composite Index since December 31, 1993. During 1998, the Company's Common Stock commenced trading on the New York Stock Exchange; it had previously been traded on the Nasdaq National Market. The Company has also included the performance of the Nasdaq Market Index and the Nasdaq Pharmaceutical Index in the following graph as these were the indices the Company had used to compare its performance prior to listing on the New York Stock Exchange. The graph assumes that the value of the investment in the Company's Common Stock and each index was $100 at December 31, 1993 and that all dividends were reinvested.
--------------------------------------------------------------------------------
                $800
                                                                          -[]-
                $700 -----------------------------------------------------------


                $600 -----------------------------------------------------------


                $500 -----------------------------------------------------------

                                                                          -|-
                $400 -----------------------------------------------------------
                                                               -[]-
                                                               -|-
                $300 -----------------------------------------------------------
                                                                          -o-
                                                                          -x-
                                                                -o-
                                            -[]-      -|-       -x-
                $200 -----------------------------------------------------------
                                                      -[]-
                                            -|-       -o-                 -+-
                                                      -x-
                                            -o-                 -+-
                                            -+-       -+-
                                            -x-
                                 -|-
                     -[]- -o-    -o-
                $100 -l-  -x- --------------------------------------------------
                     -x-  -+-    -x-
                                 -+-
                                 -[]-
                  $0 -----------------------------------------------------------
                       1993      1994       1995       1996      1997     1998
--------------------------------------------------------------------------------
-[]- Biomatrix, Inc.  100.00      42.42    203.03     193.94    363.64    706.06
--------------------------------------------------------------------------------
-o-  S&P 500          100.00     101.32    139.40     171.41    228.59    293.92
--------------------------------------------------------------------------------
-|-  S&P Healthcare
      Composite       100.00     113.12    178.55     215.61    309.86    446.87
--------------------------------------------------------------------------------
-x-  Nasdaq Market
      (old)           100.00      96.80    135.44     166.20    202.16    282.28
--------------------------------------------------------------------------------
-+-  Nasdaq
      Pharmaceutical
      (old)           100.00      75.20    138.04     138.47    142.98    183.02
--------------------------------------------------------------------------------

Section 16 Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than ten percent (10%) of a registered class of the Company's equity securities to file reports of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the Company. Based on the Company's review of copies of such forms, the following persons made late filings with respect to transactions during the year ended December 31, 1998. Mr. Morreale filed one late report reporting one transaction and Mr. Campbell filed one late report reporting one transaction.

         2. PROPOSAL TO RATIFY AN AMENDMENT OF THE COMPANY'S 1994 STOCK OPTION PLAN

         The Board has authorized, subject to shareholder ratification, an increase in the number of shares of Common Stock available under the Biomatrix, Inc. 1994 Stock Option Plan, as amended (the "1994 Plan"), from 2,500,000 to 3,000,000 shares, thereby making 674,750 shares of Common Stock available for the grant of new options under the 1994 Plan, as of April 1, 1999.

         Purpose - The purpose of the 1994 Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to employees of the Company. The purpose of the amendment is to provide the Company with additional capacity to grant awards although no significant additional awards are contemplated at this time.

         Administration - The 1994 Plan is administered by the Compensation Committee which consists of directors of the Company appointed by the Board. Subject to the provisions of the 1994 Plan, the Compensation Committee has discretion to determine when awards are made, which employees are granted awards, the number of shares subject to each award and all other relevant terms of the awards. The Compensation Committee also has broad discretion to construe and interpret the 1994 Plan and adopt rules and regulations thereunder.

         Eligibility - Awards may be granted to persons who are employees of the Company whether or not officers or members of the Board. Pursuant to the Plan, incentive stock options ("ISO's") may only be granted to employees and non-qualified stock options ("NQSO's") may be granted to directors, advisors and consultants of the Company as well as employees.

         Shares Subject to the 1994 Plan - The shares issued or to be issued under the 1994 Plan are shares of the Company's Common Stock, which may be newly issued shares or shares held in the treasury or acquired in the open market. Presently, no more than 2,500,000 shares may be issued under the 1994 Plan. The foregoing limit is subject to adjustment for stock dividends, stock splits or other changes in the Company's capitalization.

         Stock Options - The Compensation Committee in its discretion may issue stock options which qualify as ISO's under the Internal Revenue Code or NQSO's. The Compensation Committee will determine the time or times when each stock option becomes exercisable, the period within which it remains exercisable and the price per share at which it is exercisable, provided that no ISO shall be exercised more than 10 years after it is granted and no other option shall be exercised more than 10 years and one day after it is granted, and further provided that the exercise price of an ISO shall not be less than the fair market value of the Company's Common Stock on the date of grant. As of April 1, 1999, 962,320 shares of Common Stock had been issued upon exercise of options granted under the 1994 Plan, and 1,537,680 shares of Common Stock are reserved for issuance upon exercise of outstanding options under the 1994 Plan. The reported closing price of the Company's Common Stock on The New York Stock Exchange on April 1, 1999 was $74.125 per share.

         Payment for shares purchased upon exercise of any option must be made in full in cash or check when the option is exercised. No option shall be transferable except by will or the laws of descent and distribution and, during the optionee's lifetime, the option may be exercised only by the optionee. If an optionee's employment terminates for any reason, including without limitation by reason of voluntary severance, involuntary severance or retirement, any options exercisable on the date of termination expire three months after such termination. If an optionee is permanently disabled, any options exercisable at the time of such disability may be exercised by the optionee at any time within the shorter of the option period or 12 months after the date of disability. The 1994 Plan was amended in 1999 to provide for the acceleration of all unvested options of employees and directors of the Company that die or become permanently disabled while in the service of the Company if they have served the Company for at least seven years.

         Notwithstanding any other provision of the 1994 Plan, the aggregate fair market value of the shares with respect to which ISO's granted are exercisable for the first time by an employee in any calendar year shall not exceed $100,000. Additionally, no person may in any calendar year be granted stock options under the 1994 Plan with respect to more than 200,000 shares of Common Stock subject to adjustment in the event of capital changes.

         The Federal income tax aspects of incentive stock options and NQSO's are generally described below. An employee will generally not be taxed at the time of grant or exercise of an ISO, although the excess of the fair market value of the stock over the exercise price on exercise of an ISO will be taken into account for alternative minimum tax purposes. If the employee holds the shares acquired upon exercise of an ISO until at least one year after issuance and two years after grant of the option, the employee will have long-term capital gain (or loss) based on the difference between the amount realized on the sale or disposition and the exercise price of the option. If these holding periods are not satisfied, then upon disposition of the shares, the employee will recognize ordinary income equal, in general, to the excess of the fair market value of the shares at time of exercise over the exercise price of the stock option, plus capital gain in respect of any additional appreciation. With respect to a NQSO, an optionee will not be taxed at the time of grant; upon exercise, however, the optionee will generally realize compensation income to the extent that the fair market value of the stock exceeds the stock option exercise price. The Company will generally have a compensation deduction to the extent that, and at the time that, an optionee realizes compensation income with respect to an option. In the case of an ISO, this means that the Company ordinarily is not entitled to a compensation deduction.

         The Board recommends that the Shareholders vote "FOR" the proposed amendment to the 1994 Plan and the enclosed proxy will be so voted unless a contrary vote is indicated. The affirmative vote of the holders of a majority of the shares of the Common Stock represented in person or by proxy at the Meeting and entitled to vote on this matter is required for ratification of the amendment of the 1994 Plan.

         3. PROPOSAL TO RATIFY AMENDMENT OF THE BIOMATRIX, INC. 1997 RESTRICTED STOCK PLAN

         The Board has authorized, subject to shareholder ratification, an increase in the number of shares of Common Stock available under the Biomatrix, Inc. 1997 Restricted Stock Plan, (the "1997 Restricted Plan"), from 500,000 to 1,000,000 shares, thereby making 528,000 shares of Common Stock available for issuance under the 1997 Restricted Plan, as of April 1, 1999.

         On February 17, 1997, the Company adopted and the shareholders ratified, the 1997 Restricted Plan to enable the Company to grant or sell restricted stock to certain employees, directors, consultants and advisers of the Company and any of its subsidiaries.

         The purposes of the 1997 Restricted Plan are to promote the interests of the Company and its stockholders by strengthening the Company's ability to attract, motivate, and retain key employees, directors, consultants and advisers of exceptional ability and to provide a means to encourage stock ownership and a proprietary interest in the Company to selected employees, directors, consultants and advisers of the Company upon whose judgment, initiative, and efforts the financial success and growth of the Company largely depend.

         The 1997 Plan is administered by the Compensation Committee. The Compensation Committee has complete authority, subject to the limitations described herein, to interpret and enforce the 1997 Restricted Plan and to determine all rights with respect to participants under the 1997 Restricted Plan. The Board may, at any time, amend, modify, suspend or terminate the 1997 Plan as it shall deem advisable, subject to the rights of holders of restricted stock subject thereto and to approval of the stockholders of the Company if required by applicable law or regulation. No restricted stock may be granted or sold under the 1997 Restricted Plan after February 16, 2007.

         Restricted stock may be granted or sold under the 1997 Restricted Plan to key employees, directors, consultants, and advisers to the Company or any of its subsidiaries and others as the Compensation Committee may determine.

         The shares authorized for issuance under the 1997 Restricted Plan are shares of the Company's Common Stock, which may be newly issued shares or previously issued shares reacquired by the Company. The maximum number of shares of Common Stock which may be made available for restricted stock sold or granted pursuant to the 1997 Restricted Plan will be 1,000,000 shares, subject to increase or decrease in the event of subsequent stock splits or other capital changes, including reorganizations or mergers. As of April 1, 1999, 472,000 shares of restricted stock had been issued under the 1997 Restricted Plan. These shares have been sold to certain officers and directors of the Company (see Certain Transactions). The reported closing price of the Company's Common Stock on The New York Stock Exchange on April 1, 1999 was $74.125 per share.

         The Board recommends that the shareholders vote "FOR" the amendment of the 1997 Restricted Plan and the enclosed proxy will be so voted unless a contrary vote is indicated. The affirmative vote of the holders of a majority of the shares of the Common Stock represented in person or by proxy at the Meeting and entitled to vote on this matter is required for ratification of the amendment of the 1997 Restricted Plan.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         PricewaterhouseCoopers L.L.P., independent certified public accountants, have been auditors of the Company since 1986.

         A representative of PricewaterhouseCoopers L.L.P. is expected to be present at the Meeting, will be afforded an opportunity to make a statement, if such representative desires to do so, and will be available to answer any appropriate questions.

                              SHAREHOLDER PROPOSALS

         The Board will make provision for presentation of proposals by shareholders at the 2000 annual meeting of shareholders (or special meeting in lieu thereof) provided such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the Securities and Exchange Commission. Such proposals must be received by the Company no later than March 13, 2000 to be considered for inclusion in the agenda for that meeting and must be received by the Company no later than December 17, 1999 to be considered for inclusion in the Company's proxy materials relating to that meeting.

                                  OTHER MATTERS

         The Board of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be properly presented.

         The accompanying proxy is solicited by and on behalf of the Board of the Company, whose notice of meeting is attached to this Proxy Statement. The entire cost of such solicitation will be borne by the Company.

         The Company has provided to all Shareholders from whom a proxy is solicited pursuant to this Proxy Statement, a copy of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998. Additional requests for such report should be directed to Biomatrix, Inc., 65 Railroad Avenue, Ridgefield, New Jersey 07657, Attention: Anne Marie Fields, Director, Investor Relations or could be obtained from the Company's web site at www.biomatrix.com.

         In addition to the use of the mails, proxies may be solicited by regular employees of the Company in person, by telephone, by courier or via facsimile. Additionally, the Company will request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. The Company will reimburse such persons for their reasonable expenses in connection therewith.

         Certain information contained in this Proxy Statement relating to the occupation and security holdings of the Directors and officers of the Company is based upon information received from the individual Directors and officers.

                                     GENERAL

         THE ANNUAL REPORT AND ANNUAL REPORT ON FORM 10-K OF THE COMPANY FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998 ARE ENCLOSED HEREWITH. PLEASE DATE, SIGN AND RETURN THE PROXY CARD AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED RETURN ENVELOPE.



By Order of the Board of Directors,



/s/ Endre A. Balazs
-----------------------------
Endre A. Balazs, M.D.
Chief Executive Officer and
Chief Scientific Officer

Ridgefield, New Jersey
April 15, 1999